United States Courts Southern District of Texas FILED
CT	MAY 09 2002
Michael N. Milby, Clerk

UNITED STATES DISTRICT COURT
SOUTHERN DISTRICT OF TEXAS
HOUSTON DIVISION

LAUREN HALE, on behalf of herself and all	Civil Action No. H-02 1723
others similarly situated,

Plaintiff,
CLASS ACTION COMPLAINT
-against-

SEITEL, INC., PAUL A. FRAME,
DEBRA D. VALICE MARCIA H.
KENDRICK and HERBERT M.
PEARLMAN,

Defendants.	JURY DEMANDED

        Plaintiff, individually and on behalf of all other persons similarly situated, by her undersigned attorneys, for her complaint, alleges upon personal knowledge as to herself and her own acts, and upon information and belief as to all other matters, based upon, inter alia, the investigation made by and through her attorneys, which investigation included, among other things, a review of the public documents and news releases of Seitel, Inc. ("Seitel" or the "Company").

NATURE OF THE ACTION

        1.   Plaintiff brings this action as a class action on behalf of herself and all other persons who purchased the common stock of Seitel on the open market during the period of May 5, 2000 through May 3, 2002 (the "Class Period"), to recover damages caused by defendants' violation of the federal securities laws. During the Class Period, defendants issued to the investing public false and misleading financial statements and press releases concerning Seitel's publicly reported earnings.

        2.   Specifically, during the Class Period, defendants materially misrepresented Seitel's financial results for 2000 and 2001 by improperly recognizing revenues. Most of this improper revenue was attributable to Seitel's undisclosed practice of recording revenue for the licensing of its seismic data and other geophysical information before the data had been delivered to customers and often while customers were still undecided as to which data they wished to license.

        3.   Throughout the Class Period, the Company never disclosed that they were recording revenue prematurely. Moreover, the Company's accounting practices ran afoul of Generally Accepted Accounting Principles ("GAAP"). As a direct result of defendants' misrepresentations and omissions, the market price of Seitel common stock was artificially inflated during the Class Period.

        4.   Defendants were motivated to orchestrate this accounting fraud in order to earn commissions, which were tied to revenues, as well as bonuses, which were tied to annual earnings. Defendants took advantage of this inflation by selling over $9.78 million dollars worth of Seitel common stock at artificially inflated prices during the Class Period.

        5.   On April 1, 2002, defendants issued a press release announcing that Seitel was restating its financial results for the entire year 2000 and for the first nine months of 2001. This restatement reduced reported revenue for the year 2000 by 15%, from $163.8 million to $138.3 million, and for the first nine months of 2001 by 30%, from $140.8 million to $98.1 million.

        6.   The restatement also revealed that Seitel had actually lost $2.51 million, or 10 cents a share, in 2000 and had not, in fact, turned a profit of $20.4, or 85 cents a share, as defendants had previously reported. Additionally, Seitel lost $11.6 million, or 46 cents a share, in 2001 and had not, in fact, turned a profit of $2.8 million, or 11 cents a share, as defendants had previously reported.

        7.   These revelations contradicted much of the information that defendants had provided to the market during the Class Period when Seitel's shares traded at prices as high as $22.72 per share. By the time defendants' publicly announced their restatement on April 1, 2002, the price of Seitel's shares had fallen to $9.11 in the wake of several weeks of criticism regarding defendants' accounting policies. Ultimately, on May 3, 2002, when defendants fully disclosed the reasons for their restatement, and the consequences thereof, the price of Seitel's common stock plunged to a mere $5.65 per share - over 75 % below the Class Period high of $22.72 per share.

JURISDICTION AND VENUE

        8.   The claims alleged herein arise under Sections 10(b) and 20(a) of the Securities Exchange Act of 1934 (the "Exchange Act"), 15 U.S.C. §§ 78j(b) and 78t(a), and Rule 10b-5, 17 C.F.R. § 240.10b-5 promulgated thereunder.

        9.   The jurisdiction of this Court is based on Section 27 of the Exchange Act, 15 U.S.C. § 78aa and 28 U.S.C. § 1333.

        10.   Venue is proper in this District pursuant to Section 27 of the Exchange Act and 28 U.S.C. 1391(b). Many of the acts alleged herein, including the dissemination to the investing public of the misleading statements at issue, occurred in this District. Additionally, Seitel has its principal place of business in this District.

        11.   In connection with the acts, transactions and conduct alleged herein, defendants used the means and instrumentalities of interstate commerce, including the United States mails, interstate telephone communications and the facilities of national securities exchanges and markets.

THE PARTIES

        12.   Plaintiff Lauren Hale purchased shares of Seitel common stock as detailed in the attached certification and was damaged thereby.

        13.   Defendant Seitel is incorporated in Delaware and maintains its principal place of business at 50 Briar Hollow Lane, 7th Floor West, Houston, Texas 77027. The Company provides seismic data and other geophysical information to the petroleum industry. During the Class Period, Seitel's common stock was actively traded on the New York Stock Exchange, an open and efficient market, under the ticker symbol "SEI."

        14.   Defendant Paul A. Frame ("Frame") is Seitel's President, Chief Executive Officer, and, as of February 2002, Chairman of the Board. Frame signed Seitel's quarterly reports on Form 10-Q for the first, second, and third quarters of 2000 and 2001 as well as Seitel's annual reports on Form 10-K for the years ended December 31, 2000 and December 31, 2001. During the Class Period, Frame sold 157,280 shares of Seitel common stock at artificially inflated prices for total proceeds of over $2.37 million.

        15.   Defendant Debra D. Valice ("Valice") is Seitel's Chief Financial Officer, Executive Vice President of Finance, Treasurer and Corporate Secretary. Valice signed Seitel's quarterly reports on Form 10-Q for the first, second, and third quarters of 2000 and 2001 as well as Seitel's annual reports on Form 10-K for the years ended December 31, 2000 and December 31, 2001. During the Class Period, Valice sold 25,500 shares of Seitel common stock at artificially inflated prices for total proceeds of $584,500.

        16.   Defendant Marcia H. Kendrick ("Kendrick") is Seitel's Chief Accounting Officer and Assistant Corporate Secretary. Kendrick signed Seitel's quarterly reports on Form 10-Q for the first, second, and third quarters of 2000 and 2001 as well as Seitel's annual reports on Form

10-K for the years ended December 31, 2000 and December 31, 2001. During the Class Period, Kendrick sold 20,000 shares of Seitel common stock at artificially inflated prices for total proceeds of $347,600.

        17.   Defendant Herbert M. Pearlman ("Pearlman") was Seitel's founder and Chairman of the Board of Directors until his resignation in February of 2002. Pearlman signed Seitel's annual report on Form 10-K for the year ended December 31, 2000. During the Class Period, Pearlman sold 332,700 shares of Seitel common stock at artificially inflated prices for total proceeds of over $6.47 million.

        18.   By reason of their positions with Seitel, Defendants Frame, Valice, Kendrick, and Pearlman (collectively, the "Individual Defendants") had access to internal Company documents, reports and other information, including the adverse non-public information concerning the Company's services, financial condition, and future prospects, and attended management and/or board of directors meetings. As a result of the foregoing, they were responsible for the truthfulness and accuracy of the Company's public reports and releases described herein.

        19.   Seitel and the Individual Defendants, as officers and directors of a publicly-held company, had a duty to promptly disseminate truthful and accurate information with respect to Seitel and to promptly correct any public statements issued by or on behalf of the Company which had become false or misleading.

        20.   Each of the defendants knew or recklessly disregarded that the misleading statements and omissions complained of herein would adversely affect the integrity of the market for the Company's stock and would cause the price of the Company's common stock to become artificially inflated. Each of the defendants acted knowingly or in such a reckless manner as to constitute a fraud and deceit upon plaintiff and the other members of the Class.

        21.   Defendants are liable, jointly and severally, as direct participants in and co-conspirators of, the wrongs complained of herein.

CLASS ACTION ALLEGATIONS

        22.   Plaintiff brings this action as a class action pursuant to Federal Rules of Civil Procedure 23(a) and (b)(3) on behalf of a class consisting of all persons who purchased Seitel common stock during the period during the period of May 5, 2000 through May 3, 2002, inclusive, and who suffered damages thereby (the "Class"). Excluded from the Class are the defendants, members of the Individual Defendants' families, any entity in which any defendant has a controlling interest or is a parent or subsidiary of or is controlled by the Company, and the officers, directors, employees, affiliates, legal representatives, heirs, predecessors, successors and assigns of any of the defendants.

        23.   The members of the Class are so numerous that joinder of all members is impracticable. While the exact number of Class members is unknown to the plaintiff at this time and can only be ascertained through appropriate discovery, plaintiff believes there are, at a minimum, thousands of members of the Class who traded during the Class Period. The Company had approximately 25,075,350 shares of common stock outstanding as of March 28, 2002.

        24.   Common questions of law and fact exist as to all members of the Class and predominate over any questions affecting solely individual members of the Class. Among the questions of law and fact common to the Class are:

a)	whether the federal securities laws were violated by defendants' acts as alleged herein;

b)	whether Seitel issued false and misleading financial statements during the Class Period;

c)	whether the Individual Defendants caused Seitel to issue false and misleading financial statements during the Class Period;

d)	whether defendants acted knowingly or recklessly in issuing false and misleading financial statements;

e)	whether the market prices of Seitel securities during the Class Period were artificially inflated because of the defendants' conduct complained of herein; and

f)	whether the members of the Class have sustained damages and, if so, what is the proper measure of damages.

        25.   Plaintiffs claims are typical of the claims of the members of the Class because plaintiff and members of the Class sustained damages arising out of defendants' wrongful conduct in violation of federal law, as complained of herein.

        26.   Plaintiff will fairly and adequately protect the interests of the members of the Class and has retained counsel competent and experienced in class actions and securities litigation. Plaintiff has no interests antagonistic to or in conflict with those of the Class.

        27.   A class action is superior to other available methods for the fair and efficient adjudication of the controversy since joinder of all members of the Class is impracticable. Furthermore, because the damages suffered by the individual Class members may be relatively small, the expense and burden of individual litigation make it impossible for the Class members individually to redress the wrongs done to them. There will be no difficulty in the management of this action as a class action.

        28.   Plaintiff will rely, in part, upon the presumption of reliance established by the fraud-on-the-market doctrine in that:

a)	defendants made public misrepresentations or failed to disclose material facts during the Class Period;

b)	the omissions and misrepresentations were material;

c)	the securities of the Company traded in an efficient market;

d)	the misrepresentations and omissions alleged would tend to induce a reasonable investor to misjudge the value of the Company's securities; and

e)	plaintiff and members of the Class purchased their Seitel stock between the time the defendants failed to disclose or misrepresented material facts and the time the true facts were disclosed, without knowledge of the omitted or misrepresented facts.

        29.   Based upon the following, plaintiff and members of the Class are entitled to the presumption of reliance upon the integrity of the market.

SUBSTANTIVE ALLEGATIONS

Background

        30.   According to Seitel's Annual Report on Form 10-K, which was filed with the SEC on April 1, 2002, "(t)he Company owns and licenses what it believes to be the largest nonproprietary onshore seismic data library in North America as well as one of the largest offshore seismic data libraries and initiates new seismic data through multi-client shoots with oil and gas companies."

        31.   Seismic data is geological information collected on land by trucks with equipment that vibrates the ground. Oil and gas companies use seismic data to locate hydrocarbons because such geological information significantly increases drilling success rate and reduces the occurrences of dry holes. To obtain seismic data and build its library of data, Seitel conducts its own seismic surveys and buys existing seismic data from other companies.

        32.   Since its inception in 1982, Seitel has tied the compensation of its top executives and directors to revenue and earnings. For example, in 2000, Seitel agreed to pay defendants Frame and Pearlman base salaries of $444,878 and $428,437, respectively, plus substantial annual bonus payments that are conditioned upon Seitel's achievement of certain numerical criteria. Specifically, in order for defendants Frame and Pearlman to receive the annual bonuses, they were required to help Seitel achieve the pre-tax profit threshold for the year. The annual pre-tax profit threshold was established at $10 million for 2000 to 2002, $12 million for 2003 to 2007, and $14 million for 2008 and thereafter. Upon achievement of the pre-tax profit threshold, defendants Frame and Pearlman would be entitled to receive about 3% of Seitel's pre-tax profit. Seitel further agreed to pay defendant Frame an annual bonus of 1% of the Company's annual sales in excess of $30 million, upon achievement of the pre-tax profit threshold.

        33.   Defendant Valice's compensation was similarly based on the Company's profitability and revenue growth. Pursuant to an agreement with Seitel that became effective on January 1, 1993, defendant Valice received $266,667 of base salary from the Company in 2000, plus an actual bonus of 2% of the Company's pre-tax profit up to $125,000, and an additional amount as determined by the Company's Board of Directors.

        34.   In 2000, Frame was paid approximately $5.0 million in cash and common stock consideration. Pearlman was paid approximately $4.6 million in cash and common stock consideration, and Valice was paid approximately $1.3 million in cash compensation, based on their executive agreements to be paid bonuses and commissions based on inflated reported revenue and net income. Additionally, in 2000, Frame was granted 140,000 stock options, Pearlman was granted $153,000 stock options, and Valice was granted 30,000 stock options. Defendants' False and Misleading Statements

        35.   On May 3, 2000, defendants issued a press release announcing Seitel's financial results for the first quarter of 2000, ended March 31, 2000. The press release, which highlighted strong operating margins, stated, in relevant part:

  Seitel, Inc. (NYSE: SEI) announced earnings today for first quarter 2000, reflecting increased data creation sales and a strong operating margin. First quarter 2000 net income totaled $2.5 million ($0.11 per diluted share based on 23.7 million shares outstanding) compared with net income of $0.8 million ($0.03 per diluted share based on 23.9 million shares outstanding) in first quarter 1999. Prior years results include a $5.1 million, $0.22 per share, after tax charge relating to the Eagle Geophysical dividend distribution.

  First quarter 2000 revenue totaled $28.4 million versus first quarter 1999 revenue of $37.9 million. Income before tax was $3.9 million versus first quarter 1999 $1.6 million. "Despite some improvement from its low point last August, the seismic industry continues to present challenges and opportunities. The capacity of the seismic industry to accumulate vast amounts of new data in a timely manner is at historic lows. We maintain the largest data library in North American that contains seismic information in all the major producing regions. As our customers increase capital expenditures, we will be there to assist them," said Paul A. Frame, President and CEO.

  In the first quarter of 2000, revenue from Seitel's seismic division was $23.0 million versus $33.9 million in first quarter 1999. Revenue from oil and natural gas production was $5.4 million versus $4.0 million in first quarter 1999. Natural gas production was 1,305 million cubic feet during the first quarter of 2000 versus 1,630 million cubic feet during the first quarter of 1999. Oil and natural gas liquids production totaled 70,000 barrels in the first quarter versus first quarter 1999 production of 84,000 barrels. Seitel's first quarter 2000 average natural gas and oil price realization was $2.75 per mcf and $25.27 per barrel, respectively. This compares to $1.85 per mcf and $10.12 per barrel during the first quarter of 1999.

  EBITDA (earnings before interest, taxes, depreciation and amortization) for the first quarter of 2000 amounted to $20.1 million or $0.85 per diluted share, versus first quarter 1999 EBITDA of $29.4 million, or $1.23 per diluted share.

        36.   On May 15, 2000, Seitel filed its report on Form 10-Q for the quarter ended March 31, 2000. The Form 10-Q contained substantially the same financial information as the May 3, 2000 press release and was signed by defendants Frame, Valice, and Kendrick.

        37.   On July 13, 2000, defendants issued a press release announcing Seitel's expected financial results for the second quarter of 2000, ended June 30, 2000. The press release, which highlighted strong revenue from seismic data licenses, stated, in relevant part:

  Seitel, Inc. (NYSE: SEI), announced today that second quarter 2000 seismic revenue is expected to exceed $33 million, an increase of approximately 48% over first quarter 2000 results. Strong second quarter revenue was driven by projected record library sales of $22 million, a 97% increase in seismic data library sales over first quarter 2000 results. Total revenue is expected to exceed $39 million including oil and gas operations. Based on higher than expected revenue, earnings from operations before the restructuring charge will exceed the current consensus estimates of $0.12 per share.

        38.   On July 13, 2000, TheStreet.com reported that shares of Seitel's common stock "jumped nearly 17% Thursday after the Houston-based company said it expected to exceed Wall Street's forecasts for its second-quarter earnings." The article further stated that Allen Brooks, industry analyst at CIBC World Markets, "sharply increased his second-quarter earnings estimates 22-cents-a-share after the company's announcement" and maintained a "buy" recommendation for the Company's stock.

        39.   On August 3, 2000, defendants issued a press release announcing Seitel's financial results for the quarter ended June 30, 2000. The press release, which highlighted "exceptionally strong" revenue from seismic data license, stated, in relevant part:

          Seitel, Inc. (NYSE: SEI; Toronto: OSL), announced today that its 2000 second quarter income per share before the non-recurring charge increased 20% year over year to $0.24 per diluted share compared with $0.20 per diluted share in the same period last year. Second quarter 2000 results were led b exceptionally strong seismic library sales that increased to $22.1 million versus $11.2 million in first quarter 2000 and exceeded the previous record quarter of $18.5 million in second quarter 1999. In addition, Seitel has started to commit capital to new multi-client data initiation shoots that should positively impact future results. (Emphasis added.)

*   *   *

          Revenue from Seitel's seismic division increased 1.5% year over year to $34.0 million versus $29.5 million, and increased 48% sequentially over first quarter 2000.

*   *   *

          Net income in the 2000 second quarter before the non-recurring charge was $5.6 million, equal to $0.24 per basic and diluted share, up from $4.9 million, $0.20 per both basic and diluted share, in the year earlier period. Net income for second quarter 2000 after the non-recurring charge was $1.9 million, $0.08 per share both basic and diluted.

          EBITDA (earnings before interest, taxes, depreciation, depletion and amortization) before the non-recurring charge amounted to $30.5 million or $1.28 per diluted share, up 19% from second quarter 1999 EBITDA of $25.7 million, or $1.03 per diluted share.

          Commenting on second quarter earnings, Mr. Frame said, 'We have weathered the storm of the past twelve months and are well positioned both financially and strategically to benefit from current increases in seismic activity. The recent increase in inquiries for new data initiation combined with rising library sales has made us optimistic about revenue and earnings growth for the remainder of the year."

        40.   On August 14, 2000, Seitel filed its report on Form 10-Q for the quarter ended June 30, 2000. The Form 10-Q contained substantially the same financial information as the August 3, 2000 press release, and was signed by defendants Frame, Valice and Kendrick.

        41.   In the August 14, 2000 Form 10-Q, which contained the Company's financial statements, defendants assured investors that Seitel's financial statements were prepared in conformity with GAAP. Defendants also referenced Seitel's December 31, 1999 financial statements and notes thereto for further information about the preparation of the financial statements contained within the August 14, 2000 Form 10-Q. Specifically, in its Annual Report on Form 10-K for the year ended December 31, 1999, Seitel reported that "[r]evenue from seismic licensing agreements is recognized when each seismic data program is available for use by the licensees, and is presented net of revenue shared with other entities . . . Revenue received in advance of being earned is deferred until earned."

        42.   The foregoing statements were materially false and misleading for, inter alia, the following reasons:

                     a.   Defendants failed to disclose that the Company licenses data from its data library under four basic forms of contracts. Under the first form of contract, a customer licenses and selects data from the data library at the time of contracting. Under the second form of contract, called "review and possession," a customer obtains the right to review a certain quantity of data for a limited period of time. During the review period, the customer may select specific data from that available for review to hold long-term under its license agreement. The data not selected for long-term licensing must be returned to the Company at the end of the review period. Under the third form of contract, called "library card," a customer receives only access to data. The customer may then select specific data from the collection of data to which it has access to hold long-term under its license agreement. The lengths of the selection periods vary. Under the fourth form of contract, called "review only" contracts, the customer obtains rights to review a certain quantity of data for a limited period of time but does not obtain the right to select specific data to hold long term.

                     b.   Defendants failed to adequately disclose the Company's revenue recognition policy with respect to the four basic forms of contracts noted above. Specifically, Defendants failed to disclose that the Company recognized revenue on certain data licensing contracts prior to specific data having been selected by and delivered to a customer. Moreover, Defendants failed to disclose that the Company had improperly recorded payments received on joint data acquisition projects as revenue.

        43.   On September 26, 2000, defendants announced that Seitel had bought back 16,800 shares of its common stock and asserted that Seitel stock was undervalued:

          Seitel, Inc. (NYSE: SEI), announced today that it had repurchased approximately 16,800 shares in the open market on September 25, 2000 at an average price of $13.50 per share. We are utilizing cash flow generated by record library sales in 2000 to buy company stock in the open market. Given the price of our stock, which we believe is undervalued versus that of our peer group, our: strong cash flow generation, and our solid financial position, the company will continue to repurchase stock in the open market from time to time.

        44.   On October 17, 2000, defendants issued a press release announcing Seitel's expected financial results for the quarter ended September 30, 2000. The press release, which highlighted strong revenue from seismic data licenses, stated, in relevant part, that:

          Seitel, Inc. (NYSE: SEI; TSE: OSL), announced today that third quarter 2000 seismic revenue is expected to exceed $38.5 million, an increase of 96% over third quarter 1999 results and a 14% increase over second quarter 2000. Record third quarter revenue was driven by projected library sales of over $32 million, a 173% increase over third quarter 1999 seismic library sales, and a 47% increase over second quarter 2000. . . Total Seitel revenue is expected to exceed $44.5 million, the highest ever recorded in company history. Based on higher than expected revenue earnings from operations will exceed the current consensus estimate of $0.27 per share.

        45.   On October 20, 2000, Jeffrey Freedman of Prudential Securities called Seitel's stock a "strong buy" and raised the price target for Seitel from $20 per share to $25.

        46.   On October 24, 2000, Defendant Pearlman sold 30,000 shares of Seitel common stock at an average price of $16.88 per share, for proceeds of $506,250.

        47.   On November 2, 2000, defendants issued a press release announcing Seitel's financial results for the quarter ended September 30, 2000. The press release, which highlighted "exceptionally strong seismic revenue," stated, in relevant part:

          Seitel, Inc. (NYSE: SEI; Toronto: OSL), announced today that its 2000 third quarter income per share increased dramatically year over year to $0.30 per diluted share compared with $0.03 per diluted share in the same period last year. Total Seitel revenue equaled $44.8 million, the highest ever recorded in company history, versus $24.6 million in third quarter 1999, a gain of 82% year over year. Third Quarter 2000 results were again led by exceptionally strong seismic revenue of $38.8 million, up 96% over 3Q99 and up 14% over 2Q00. Seismic library sales increased to $32.5 million versus $11.9 million in third quarter 1999, an almost three-fold increase year over year, and exceeded the previous record quarter of $22.1 million in second quarter 2000.

*   *   *

          Paul Frame, President and Chief Executive Officer, stated. "The resurgence of oil and gas exploration has increased the demand for Seitel's seismic data library and has had a positive impact on revenue and earnings per share. The strength that began in the second quarter continues to gain momentum as shown by third quarter results and indications for fourth quarter 2000 . . . Mr. Frame added, "The strength of our third quarter results are particularly impressive given the fact that the data creation market domestically has been slow to recover. We are very excited about the near term potential for Seitel shareholders as the seismic business gains momentum, DDD Energy's new business model is implemented and Seitel Solutions, our newly created web-based global data management systems company, develops into a contributor to revenue and earnings."

          Net income in the 2000 third quarter was $7.2 million, equal to $0.30 per basic and diluted share, up from $0.8 million, $0.03 per both basic and diluted share, in the year earlier period. EBITD A (earnings before interest, taxes, depreciation. depletion and amortization) amounted to $34.4 million or $1.41 per diluted share, up 107% from third quarter 1999 EBITDA of $16.6 million, or $0.68 per diluted share.

        48.   In the November 2, 2000 press release, defendants also announced that Seitel had purchased approximately 220,000 shares of its own common stock within the past five weeks — while Pearlman was selling shares.

        49.   On November 2, 2000, in reliance on the truth and accuracy of defendants' public statements, Allan Brooks of CIBC World Markets reiterated his "buy" rating for Seitel common stock, explaining that "we were pleasantly surprised by the acceleration in (Seitel's) seismic data library sales."

        50.   On November 14, 2000, Seitel filed its report on Form 10-Q for the third quarter of 2000, ended September 30, 2000. The Form 10-Q contained substantially the same financial information as the November 2, 2000 press release and was signed by defendants Frame, Valice, and Kendrick.

        51.   In the November 14, 2000 Form 10-Q, Defendants, once again, assured investors that Seitel's financial statements were prepared in accordance with GAAP for interim financial information and with the instructions of Regulation S-X.

        52.   The foregoing statements were materially false and misleading for, inter alia, the following reasons:

                     a.   Defendants failed to disclose that the Company licenses data from its data library under four basic forms of contracts. Under the first form of contract, a customer licenses and selects data from the data library at the time of contracting. Under the second form of contract, called "review and possession," a customer obtains the right to review a certain quantity of data for a limited period of time. During the review period, the customer may select specific data from that available for review to hold long-term under its license agreement. The data not selected for long-term licensing must be returned to the Company at the end of the review period. Under the third form of contract, called "library card," a customer receives only access to data. The customer may then select specific data from the collection of data to which it has access to hold long-term under its license agreement. The lengths of the selection periods vary. Under the fourth form of contract, called "review only" contracts, the customer obtains rights to review a certain quantity of data for a limited period of time but does not obtain the right to select specific data to hold long term.

                     b.   Defendants failed to adequately disclose the Company's revenue recognition policy with respect to the four basic forms of contracts noted above. Specifically, Defendants failed to disclose that the Company recognized revenue on certain data licensing contracts prior to specific data having been selected by and delivered to a customer. Moreover,

Defendants failed to disclose that the Company had improperly recorded payments received on joint data acquisition projects as revenue.

        53.   On December 7, 2000, defendants announced further stock buybacks and, once again, stated that Seitel's stock was undervalued:

          Seitel, Inc. (NYSE: SEI; Toronto: OSL), announced today that it had repurchased approximately 111,000 shares in the open market during the last week of November at an average price of $14.45 per share. Total stock purchases since the buyback plan inception in December 1997 has totaled 1,010,100 shares at a cost of approximately $11 million. The current stock repurchase authorization allows the company to repurchase $25 million of stock. Seitel plans to continue to buyback its own shares in the open market from time to time, based on its belief that the stock is undervalued relative to its peer group. The company is funding the current stock purchase program by utilizing free cash flow generated by record seismic data library sales.

        54.   On December 18, 2000, Defendant Kendrick sold 20,000 shares of Seitel common stock, at an average price of $17.38 per share for proceeds of $347,600.

        55.   On December 19, 2000, Defendant Pearlman sold 38,300 shares of Seitel common stock, at an average price of $17.42 per share for proceeds of $667,219.48.

        56.   On December 20, 2000, Defendant Frame sold 52,280 shares of Seitel common stock at an average price of $17.10 per share, for proceeds of $894,039.49.

        57.   On January 2, 2001, Standard and Poors included Seitel in its equity research analysts' best stock picks for 2001 ("S&P Power Picks 2000").

        58.   On January 17, 2001, Michael Cohen at First Albany Corp rated Seitel a "strong buy" in new coverage with a 12-month price target of $30.00 per share.

        59.   On February 15, 2001, defendants issued a press release announcing Seitel's expected financial results for the quarter and year ended December 31, 2000. The press release, which highlighted strong revenue from seismic data licenses, stated, in relevant part:

          Seitel, Inc. (NYSE: SEI; Toronto: OSL), announced today that fourth quarter 2000 seismic revenue exceeds $43.0 million, an increase of 65% over fourth quarter 1999 results and a 13% increase over third quarter 2000. Record fourth quarter revenue was driven by library sales of over 34 million, an 87% increase over fourth quarter 1999 seismic library sales, and a 6% increase over third quarter 2000. . .Total Seitel revenue exceeds $50.0 million, the highest quarter ever recorded in, company history. Based on reported revenue, earnings from operations are expected to meet or exceed the current consensus estimate of $0.35 per share.

          Paul Frame, President and Chief Executive Officer, stated, "We are pleased with the fourth quarter and full-year results for the company. The resurgence of oil and gas exploration experienced in the latest three quarters has increased the demand for Seitel's seismic data library and has had a positive impact on revenue and earnings per share. Fourth quarter library sales once again increased both sequentially and in year over year comparisons. Given the current levels of industry activity, we are optimistic about fiscal 2001 and comfortable with the current Wall Street earnings estimates of $1.30 per share of 2001 and $1.65 per share for 2002.

        60.   On February 15, 2001, Allen Brooks at CIBC World Markets called Seitel's common stock a "buy."

        61.   On February 26, 2001, Merrill Lynch Capital Markets initiated coverage of Seitel with an "Accumulate/Buy" rating.

        62.   On February 26, 2001, Defendant Pearlman sold 98,526 shares of Seitel common stock at an average price of $18.88 per share for proceeds of $1,860,000.

        63.   On March 5, 2001, defendants issued a press release announcing Seitel's financial results for the fourth quarter and year ended December 31, 2000. The press release, which highlighted strong revenue from seismic data licenses stated, in relevant part:

          Seitel, Inc. (NYSE: SEI; Toronto: OSL) announced better than expected earnings today for fourth quarter 2000 driven by a third consecutive quarter of record library sales and higher operating margins. Fourth quarter 2000 net income totaled $8.8 million ($0.35 per diluted share based on 25.1 million shares outstanding) compared with net income of $2.9 million ($0.12 per diluted share based on 24.0 million shares outstanding) in fourth quarter 1999. Fourth quarter 2000 results included a non-recurring $0.02 per diluted share charge relating to expenses: from the delayed Initial Public Offering (IPO) of DDD Energy. (Emphasis added.)

          Fourth quarter 2000 revenue totaled $50.5 million, up 57% versus fourth quarter 1999 revenue of $32.1 million. Income before tax was $13.0 million, more than double the fourth quarter 1999 pre-tax income of $5.5 million. "The fundamental change that occurred in the seismic library business last June continues to gain momentum and positively impact our earnings and cash flow year-end, demand for new data creation was increasing and DDD Energy had one of its best quarters in recent years. We expect production volumes to increase in the first quarter. Seitel Solutions continues to move forward digitizing seismic data: and creating its web-based product. In addition, we are currently bidding on several seismic databases that would be accretive to earnings. In summary, we are starting to hit on all cylinders," stated Paul A. Frame, President and Chief Executive Officer. (Emphasis added.)

          In the fourth quarter of 2000, revenue from Seitel's seismic division increased 65% to $43.6 million versus $26.4 million in fourth quarter 1999.

          EBITDA (earnings before interest, taxes, depreciation and amortization) for the fourth quarter of 2000 amounted to $37.5 million or $1.49 per diluted share, versus fourth quarter 1999 EBITDA of $23.5 million, or $0.98 per diluted share. Commenting on fourth quarter and full year results, Mr. Frame stated, "We are pleased with the fourth quarter and full-year results for the company. The resurgence of oil and gas exploration experienced in the latest three quarters has increased the demand for Seitel's seismic data library and has had a positive impact on revenue and earnings per share. Fourth quarter seismic library sales once again increased both sequentially and in year over year comparisons. Given the current levels of industry activity, we are optimistic about fiscal 2001 and comfortable with the current Wall Street earnings estimates of $1.30 per share of 2001 and $1.65 per share for 2002." (Emphasis added.)

          For full year 2000, revenue totaled $163.8 million, up 27% from $128.7 million a year ago. Income from core operations reached 524.7 million, up 70% versus last year's $14.5 million. Earnings per diluted share totaled $1.03 per diluted share versus $0.60 per diluted share last year. Full year 2000 results are before the second quarter restructuring charge and the fourth quarter delay IPO expense. The full year 1999 results are from core operations (seismic marketing and oil and gas), before the effect of equity in loss of affiliate and impairment due to dividend distribution of affiliate.

        64.   On March 6, 2001, Allen Brooks of CIBC World Markets reiterated his "buy" rating on Seitel and stated that "record revenue in the quarter was driven by strong seismic data library sales."

        65.   On March 13, 2001, Defendant Pearlman sold 135,074 shares of Seitel common stock at an average price of $21.06 per share for proceeds of $2,844,658. That same day, Defendant Valice sold 25,000 shares of Seitel common stock at an average price of $23.00 per share for proceeds of $575,000.

        66.   On April 2, 2001, Seitel filed an Annual Report on Form 10-K for the year ended December 31, 2000. The Form 10-K contained substantially the same financial information as the March 5, 2001 press release and was signed by defendants Frame, Valice, Kendrick, and Pearlman.

        67.   In the April 2, 2001 Form 10-K, defendants failed to adequately describe the Company's revenue recognition policy for the four types of data licensing contracts. Specifically, defendants failed to mention that revenue was recognized on certain data licensing agreements prior to the customer having selected and having been delivered specific data. Defendants also failed to mention that revenue was recorded on cash payments received from partners in joint data acquisition agreements. Instead, defendants described the Company's revenue recognition policy as follows:

          Revenue from the creation of new seismic data is recognized in accordance with the percentage-of-completion method of accounting based upon survey costs incurred to date as a percentage of total estimated survey costs. Revenue from seismic data licensing agreements is recognized when each seismic data program is available for use by the licensees, and is presented net of revenue shared with other entities. Revenue received in advance of being earned is deferred until earned.

          In certain cases, the Company grants seismic licenses to third parties for data to be used in their operations (not for resale) in exchange for exclusive ownership of seismic data from the third party. The Company recognizes revenue for the licenses granted and records a data library asset for the seismic data acquired. These transactions are accounted for as non-monetary exchanges and are valued at the fair market value of such licenses based on values realized in cash transactions with other parties for similar seismic data. The Company uses the sales method of accounting for its natural gas revenues. Under this method, revenues are recognized based on actual volumes of gas sold to purchasers. The volumes of gas sold may differ from the volumes to which the Company is entitled based on its interests in the properties, which historically, has not been significant.

        68.   Additionally, in Note A to the financial statements contained within the April 2, 2001 Form 10-K, defendants assured investors assured investors that Seitel's financial statements were prepared in accordance with GAAP and that Seitel had implemented SAB 101:

          In December 1999, the staff of the SEC issued Staff Accounting Bulletin ("SAB") 101 "Revenue Recognition in Financial Statements." SAB 101 outlines the basic criteria that must be met to recognize revenue, and provides guidelines for disclosure related to revenue recognition policies. This guidance was required to be implemented in 2000, The Company implemented SAB 101 as of October 1.2000 without a material impact on the quarterly or annual results of operations.

        69.   The foregoing statements were materially false and misleading for, inter alia, the following reasons:

                     a.   Defendants failed to disclose that the Company licenses data from its data library under four basic forms of contracts. Under the first form of contract, a customer licenses and selects data from the data library at the time of contracting. Under the second form of contract, called "review and possession," a customer obtains the right to review a certain quantity of data for a limited period of time. During the review period, the customer may select specific data from that available for review to hold long-term under its license agreement. The data not selected for long-term licensing must be returned to the Company at the end of the review period. Under the third form of contract, called "library card," a customer receives only access to data. The customer may then select specific data from the collection of data to which it has access to hold long-term under its license agreement. The lengths of the selection periods vary. Under the fourth form of contract, called "review only" contracts, the customer obtains rights to review a certain quantity of data for a limited period of time but does not obtain the right to select specific data to hold long term.

                     b.   Defendants failed to adequately disclose the Company's revenue recognition policy with respect to the four basic forms of contracts noted above. Specifically, Defendants failed to disclose that the Company recognized revenue on certain data licensing contracts prior to specific data having been selected by and delivered to a customer. Moreover, Defendants failed to disclose that the Company had improperly recorded payments received on joint data acquisition projects as revenue.

                     c.   Contrary to defendants' statement that Seitel had implemented SAB 101 (which had become part of GAAP by the fourth quarter of 2000), Seitel had not properly done so.

        70.   On May 2, 2001, defendants issued a press release announcing Seitel's financial results for the quarter ended March 31, 2001. The press release, which highlighted strong revenue from seismic data licenses, stated, in relevant part:

          Seitel, Inc. (NYSE: SEI: Toronto: OSL) announced better than expected earnings today for first quarter 2001, driven by strong library sales, higher data initiation revenue, increased oil and gas revenue and strong operating margin. First quarter 2001 net income totaled $7.5 million ($0.29 per diluted share based on 26.3 million shares outstanding) compared with net income of $2.5 million ($0.11 per diluted share based on 23.7 million shares outstanding) in first quarter 2000. (Emphasis added.)

          First quarter 2001 revenue totaled S49.0 million, up 72% versus first quarter 2000 revenue of $28.4 million. Income before tax was $11.9 million, a three-fold increase over first quarter 2000 pre-tax income of $3.9 million. "The fundamental change that occurred in the seismic library business last June continues to gain momentum and positively impact our earnings and cash flow generation. The first quarter 2001 results also marked an increase in data initiation revenue to $11.5 million, a gain of 23% over the $9.3 million reported in fourth quarter 2000. In addition, operating margins in the first quarter were 30%, the third consecutive quarter at or above the 30% threshold. Seitel Solutions continues to move forward on its web-enabled global information management system (Seitel Solutions Data Control System - SSDCS) and we continue to opportunistically acquire seismic data libraries that should be accretive to earnings. In summary, the people, the business model, and the resources are in place to achieve our growth initiatives," stated Paul A. Frame, President and Chief Executive Officer.

          In the first quarter of 2001, revenue from Seitel's seismic division increased 78% to $40.9 million versus $23.0 million in first quarter 2000.

*   *   *

          EBITDA (earnings before interest, taxes, depreciation and amortization) for the first quarter of 2001 amounted to $36.1 million or $1.38 per diluted share, versus first quarter 2000 EBITDA of $20.1 million, or $0.85 per diluted share.

          Commenting on first quarter results, Paul A. Frame, President and CEO stated, "We are pleased with the first quarter results and the year over year growth experienced by the Company. The strong demand for seismic library data experienced in the latest four quarters is now expanding into the new data initiation market. Given the current levels of industry activity, we remain optimistic about fiscal 2001 earnings and are comfortable with the current Wall Street earnings estimates of $1.30 per share for 2001 and $1.65 per share for 2002."

        71.   On May 15, 2001, Seitel filed its report on Form 10-Q for the quarter ended March 31, 2001. The Form 10-Q contained substantially the same financial information as the May 2, 2001 press release and was signed by defendants Frame, Valice, and Kendrick.

        72.   In the May 15, 2001 Form 10-Q, Defendants, again, assured investors that Seitel's financial statements were prepared in accordance with GAAP for interim financial information and with the instructions of Regulation S-X:

  The accompanying unaudited financial statements have been prepared in accordance with (GAAP) for interim financial information and with the instructions of Regulation S-X. For further information, refer to the financial statements and notes thereto for the year ended December 31. 2000 contained in the Company's Annual Report filed on Form 10-K with the Securities and Exchange Commission.

        73.   On May 15, 2001, Defendant Pearlman sold 30,800 shares of Seitel common stock at an average price of $19.48 per share for proceeds of $599,951.71.

        74.   On May 30, 2001, Defendant Valice sold 500 shares of Seitel common stock at an average price of $19.00 per share for proceeds of $9,500.

        75.   On June 18, 2001, Defendant Frame sold 55,000 shares of Seitel common stock at an average price of $16.09 per share for proceeds of $884,700.

        76.   On August 14, 2001, defendants issued a press release announcing Seitel's financial results the quarter ended June 30, 2001. The press release, which highlighted strong revenue from seismic data licenses, stated, in relevant part:

          Seitel, Inc. (NYSE: SEI; Toronto: OSL) announced second quarter 2001 earnings before non-cash oil and gas impairment of $5.8 million ($0.22 per diluted share based on 26.3 million shares outstanding) compared with earnings before restructuring charge of $5.6 million ($0.24 per diluted share based on 23.8 million shares outstanding) in second quarter 2000. Seitel also announced that its second quarter revenue, earnings before impairment and EBITDA are up over last year.

*   *   *

          Second quarter 2001 revenue totaled $43.4 million, up 8% versus second quarter 2000 revenue of $40.1 million. Income before the oil and gas impairment and taxes was $9.3 million, an increase over second quarter 2000 income before (a) restructure charge and taxes of $8.6 million. "The North American seismic data library markets remain strong as sales in the United States both onshore and offshore exceeded company expectations during the quarter," stated Mr. Frame. (Emphasis added.)

          In the second quarter of 2001, revenue from Seitel's seismic division increased 11 % to $37.6 million versus $34.0 million in second quarter 2000.

*   *   *

          EBITDA (earnings before interest, taxes, depreciation, depletion and amortization) for the second quarter of 2001 amounted to $32.1 million or $1.22 per diluted share versus second quarter 2000 EBITDA of $30.5 million, or $1.28 per diluted share.

          Commenting on second quarter results, Mr. Frame stated, "The strong revenues and that the profitability of the company, notwithstanding these temporary difficulties, indicate that the prospects for future revenue and earnings growth are excellent. With the nation's renewed focus on developing new and productive energy so, demand for seismic data remains strong in Canada and indeed in all of North America. With the appointment of a new President at Olympic Seismic, we are confident that the shortfall experienced in the second quarter can be substantially recovered in the future."

        77.   On August 14, 2001, Seitel filed its report on Form 10-Q for the quarter ended June 30, 2001. The form 10-Q contained substantially the same financial information as the August 14, 2001 press release and was signed by defendants Frame, Valice, and Kendrick.

        78.   In the August 14,2001 Form 10-Q, Defendants, again, assured investors that Seitel's financial statements were prepared in accordance with GAAP for interim financial information and with the instructions of Regulation S-X.

        79.   The foregoing statements were materially false and misleading for, inter alia, the following reasons:

                     a.   Defendants failed to disclose that the Company licenses data from its data library under four basic forms of contracts. Under the first form of contract, a customer licenses and selects data from the data library at the time of contracting. Under the second form of contract, called "review and possession," a customer obtains the right to review a certain quantity of data for a limited period of time. During the review period, the customer may select specific data from that available for review to hold long-term under its license agreement. The data not selected for long-term licensing must be returned to the Company at the end of the review period. Under the third form of contract, called "library card," a customer receives only access to data. The customer may then select specific data from the collection of data to which it has access to hold long-term under its license agreement. The lengths of the selection periods vary. Under the fourth form of contract, called "review only" contracts, the customer obtains rights to review a certain quantity of data for a limited period of time but does not obtain the right to select specific data to hold long term.

                     b.   Defendants failed to adequately disclose the Company's revenue recognition policy with respect to the four basic forms of contracts noted above. Specifically, Defendants failed to disclose that the Company recognized revenue on certain data licensing contracts prior to specific data having been selected by and delivered to a customer. Moreover, Defendants failed to disclose that the Company recorded payments received on joint data acquisition projects as revenue.

                     c.   Contrary to defendants' statement that Seitel had implemented SAB 101 (which had become part of GAAP by the fourth quarter of 2000), Seitel had not properly done so.

        80.   On October 16, 2001, Seitel issued a press release announcing that it had "completed the first funding of a S107 million private placement of three series of unsecured senior notes with institutional investors." In the press release, Frame stated: "While our stock price has fallen in sympathy with the rest of the oil field service sector, our seismic business continues to experience revenue and earnings growth."

        81.   On November 14, 2001, defendants issued a press release announcing Seitel's financial results for the quarter ended September 30, 2001. The press release, which highlighted strong revenue from seismic data licenses, stated, in relevant part:

          Seitel, Inc. (NYSE: SEI; Toronto: OSL) announced third quarter, 2001 earnings before non-cash oil and gas impairment, of $7.7 million ($0.31 per diluted share based on 25.0 million shares outstanding) compared with net income of $7.2 million ($0.30 per diluted share based on 24.4 million shares outstanding)

  in third quarter 2000. Seitel also announced that its third quarter revenue, earnings before impairment and EBITDA are up over last year. The reported earnings represent a strong increase in sequential and year over year earnings results despite concerns in the energy patch due to commodity prices, demand for our seismic data continues to increase both in new data creation and in the library sales markets. Through the first nine months of fiscal 2001 library sales have increased 38% to $90.5 million versus $65.8 million last year. The cash generated through library sales, combined with the substantial use of data trades, has fueled the acquisition of additional libraries at attractive prices, taking advantage of market conditions. Fiscal 2001 has presented Seitel with tremendous opportunities to grow its library that should translate into accelerated growth in sales for the next several years," stated Paul Frame, President and Chief Executive Officer.

          "Due to the current market environment, Seitel is able to obtain for no cash large volumes of proprietary seismic data previously not available for resale in exchange for licenses to existing Seitel data. Historically, Seitel has generated almost twice the value of purchased data through future revenue from multiple resales, while also growing its library asset base. Seitel was able to obtain $39.4 million worth of seismic data library assets during the first nine months of 2001 in exchange for licensing its own data of the same value. Through the first nine months of 2001 approximately 28% of revenue was generated through data trades. Overall, the data library asset has grown by 15% through the first nine months of 2001 continued Mr. Frame.

          Third quarter 2001 revenue totaled $48.4 million, up 8% versus third quarter 2000 revenue of $44.8 million. Operating income, before the non-cash oil and gas impairment, was $16.5 million, an increase over third quarter 2000 operating income of $14.1 million. In the third quarter of 2001, revenue from Seitel's seismic division increased 14% to $44.3 million versus $38.8 million in third quarter 2000.

*   *   *

          EBITDA (earnings before interest, taxes, depreciation, depletion and amortization) for the third quarter of 2001 amounted to $37.3 million or $1.49 per diluted share versus third quarter 2000 EBITDA of $34.4 million, or $1.41 per diluted share.

          Commenting on third quarter results, Mr. Frame stated, "Seitel continues to experience tremendous growth year over year as measured by revenue. EBITDA. earnings from operations and assets. Our data library asset has grown 15% through the first nine months of fiscal 2001 through both the creation of new seismic data and the acquisition of existing seismic data libraries. These acquisitions are already contributing to our financials and are expected to be the drivers of growth for the next several years. The current industry environment has presented Seitel with several opportunities to grow its business. We expect to take an aggressive approach to the opportunities available to position the company for sustainable future growth."

        82.   On November 14, 2001, Seitel filed its report on Form 10-Q for the quarter ended September 30, 2001. The Form 10-Q contained substantially the same financial information as the November 14, 2001 press release and was signed by defendants Frame, Valice, and Kendrick.

        83.   In the November 14, 2001 Form 10-Q Defendants, again, assured investors that Seitel's financial statements were prepared in accordance with GAAP for interim financial information and with the instructions of Regulation S-X.

        84.   The foregoing statements were materially false and misleading for, inter alia, the following reasons:

                     a.   Defendants failed to disclose that the Company licenses data from its data library under four basic forms of contracts. Under the first form of contract, a customer licenses and selects data from the data library at the time of contracting. Under the second form of contract, called "review and possession," a customer obtains the right to review a certain quantity of data for a limited period of time. During the review period, the customer may select specific data from that available for review to hold long-term under its license agreement. The data not selected for long-term licensing must be returned to the Company at the end of the review period. Under the third form of contract, called "library card," a customer receives only access to data. The customer may then select specific data from the collection of data to which it has access to hold long-term under its license agreement. The lengths of the selection periods vary. Under the fourth form of contract, called "review only" contracts, the customer obtains rights to review a certain quantity of data for a limited period of time but does not obtain the right to select specific data to hold long term.

                     b.   Defendants failed to adequately disclose the Company's revenue recognition policy with respect to the four basic forms of contracts noted above. Specifically, Defendants failed to disclose that the Company recognized revenue on certain data licensing contracts prior to specific data having been selected by and delivered to a customer. Moreover, Defendants failed to disclose that the Company recorded payments received on joint data acquisition projects as revenue.

                     c.   Contrary to defendants' statement that Seitel had implemented SAB 101 (which had become part of GAAP by the fourth quarter of 2000), Seitel had not properly done so.

        85.   On November 30, 2001, Defendant Frame sold 16,000 shares of Seitel common stock at an average price of $11.95 per share for proceeds of $191,120.

        86.   On December 3, 2001, Defendant Frame sold 34,000 shares of Seitel common stock at an average price of $11.99 per share for proceeds of $407,820.

THE TRUTH IS GRADUALLY REVEALED

        87.   On February 8, 2002, A.G. Edwards announced that "due to our concern about the market's elevated sensitivity to accounting issues and increased levels of data library trades and financial risk, we are lowering our rating (on Seitel common stock) to Hold/Speculative." The research report referenced other "recent publications" that had expressed similar concerns.

        88.   On February 13, 2002, The Wall Street Journal observed that, although falling energy prices generally "sap exploration effort" and "often mean trouble for a company like Seitel," the Company's revenues and earnings had curiously been rising despite falling energy prices. In the same article, Seitel's Chief Operating Officer Kevin Fiur attempted to refute the notion that Seitel's financial statements were not in conformity with GAAP.

        89.   Notwithstanding Fiur's assurances and defendants' repeated assurances prior to and during the Class Period that Seitel's accounting was in compliance with GAAP and was conservative, on April 1, 2002, defendants shocked the market when they issued a press release announcing that the Company was restating financial results for the nine months ended September 30, 2001 and for all of 2000 because it had "newly adopted more conservative and transparent accounting practices."

        90.   According to the April 1, 2002 press release, the restatement reduced reported revenue for the year 2000 by 15%, from $163.8 million to $138.3 million, and for the first nine months of 2001 by 30%, from $140.8 million to $98.1 million. The restatement also revealed that Seitel had actually lost $2.51 million, or 10 cents a share, in 2000 and had not, in fact, turned a profit of $20.4, or 85 cents a share, as defendants had previously reported. Additionally, Seitel lost $11.6 million, or 46 cents a share, in 2001 and had not, in fact, turned a profit of $2.8 million, or 11 cents a share, as defendants had previously reported.

        91.   In the April 1, 2002 press release, defendants further stated that, because of the restatement, the Company was not in compliance with certain financial covenants as of September 30, 2001 and December 31, 2001, and the Company was currently unable to borrow under its line of credit facility. Defendants Frame and Valice also agreed to return incentive bonuses to the Company totaling $2.57 million and $621,293, respectively.

        92.   On April 1, 2002, Seitel filed its Annual Report on Form 10-K for the year ended December 31, 2001. In this filing, Defendants described to a much greater degree than they had previously disclosed the business and accounting practices that gave rise to the restatement:

          Historically, Seitel recognized revenue from the licensing of seismic data when it had a contract with its customer for a fixed sales price, a licensing agreement was in place, the seismic data was available for use by the customer, and collectibility of the sales price was reasonably assured. Under certain contracts, although a licensing agreement was in place, collectibility was reasonably assured, and access to the seismic data available was delivered to the customer, the customer as given time to select specific data from the data available to it to be held long-term under its licensing agreement. Under those contracts, delivery of data to the customer was therefore, not required until a specific selection was made. In other cases the customer was delivered seismic data to review and could select from among that data the specific data it wanted to hold long-term. With each of these types of contracts specific data selections could be made over the term of the contract, which is typically two years. The accounting model described above has been consistently followed by the Company for these types of contracts and has also been followed by others in the seismic industry on similar types of data licensing contracts. This accounting model was not changed with the adoption of the Securities and Exchange Commission's Staff Accounting Bulletin No. 101 (SAB 101), "Revenue Recognition in Financial Statements," in October 2000, because the Company and its auditors determined the SAB 101 guidance did not suggest a change in accounting policy.

*   *   *

          The financial statements also reflect revisions for the amount and timing of revenue recognized under certain data acquisition contracts. In 2000 and 2001, the Company entered into certain acquisition contracts under which the Company and the customer participated in the acquisition services. Under these arrangements, the Company did not assume the sole risk of service throughout the acquisition process. The Company's recognized revenue under these contracts consistent with its revenue recognition policies for acquisition contracts. Under these contracts the Company has now determined that revenue previously recognized for amounts funded by customers should be used to reduce the Company's recorded cost of creating the seismic data. The Company continues to have sole ownership of the newly created data.

        93.   In the wake of this disclosure, Seitel's common stock price dropped 10% from a closing price of $11 per share on April 3, 2002 to $9.80 per share on April 4, 2002.

        94.   On May 3, 2002, defendants issued a press release, which was also filed with the SEC on Form 8-K, that set forth additional reasons for the Company's restatement and revealed that Seitel was still in violation of certain loan covenants. This release provided, in relevant part:

          Seitel, Inc. (NYSE: SEI; TSE: OSL) announced today it is filing a current report on Form 8-K, disclosing certain amendments to parts of its annual report on

  Form 10-K that was previously filed on April 1, 2002, with the Securities and Exchange Commission. The amendments followed meetings with the SEC staff and provide new information concerning the reasons for its restatements of financial condition announced on April 1 and concerning other matters previously referenced in the April 1 Form 10-K. The additional information provided in these amendments will not change any of the previously announced re-stated financial statements and will not require additional changes in accounting policies.

          The amended 10-K also discloses that the Company will be in non-compliance with certain loan covenants as of March 31, 2002, and is currently in discussions with its lenders seeking waivers and amendments to the loan documents. The Company's outside auditors have advised that unless the Company successfully cures the non-compliance through amendments to the covenants, the auditors will include "going concern" qualification of any future report that they may be called upon to issue. Failure to obtain such waivers and amendments in addition to an election by the lenders to accelerate the debt could cause substantial liquidity problems for the Company.

          Additional Information Regarding Reasons For Restatement

          The 10-K amendments will provide additional information regarding the matters discussed in its April 1 announcement restating financial results for FY 2000 and the first nine months of FY 2001. After consultations with Staff of the Securities and Exchange Commission subsequent to the April 1 filing, the Company's amendments to its previously filed Form 10-K will provide additional information regarding its accounting methodology and reasons for the restatement, including the following:

      additional information concerning the valuation process used by the Company to reach a fair valuation of non-cash data exchanges of the Company's licensed data in return for data to be owned by the Company, including the Company's obtaining third-party fairness opinions;
      additional information concerning the reasons these non-cash exchanges are not like-kind exchanges;
      following its consultations with the SEC Staff during April 2002, the Company explains that its previously announced restatement of revenues in relation to certain seismic data access and license agreements is based on SAB 101;
      additional information explaining the Company's 10 year amortization schedule for its seismic data, including why it is consistent with the Company's long-standing business experience and business model and how the Company's business model differs from others in the industry that may use a shorter amortization schedule.

*   *   *

          Non-Compliance With Certain Loan Covenants

          The 10-K amendments also state that due to increased interest expense and decreased revenues in the first quarter of 2002, the Company will not be in compliance with various covenants under its Senior Note Agreements, including coverage ratios, as of March 31, 2002. In addition, in its April 1 Form 10-K, the Company reported that it was not in compliance with financial covenants in its Revolving Line of Credit, and it reports in the amendments filed today that, while it currently has no borrowings outstanding under that Line of Credit, it continues to be in non-compliance through March 31, 2002.

          The Company is in the process of seeking amendments to its loan agreements from the Senior Note Holders and lenders on the Revolving Line of Credit to cure any such non-compliance. If the Company is unable to obtain such amendments, the note holders could elect to accelerate the debt, and there is no assurance that the Company could obtain replacement financing.

        95.   In the wake of this disclosure, on May 6, 2002, the price of Seitel's shares fell another 36% to $5.65 per share — over 75 % below the Class Period high of $22.72 per share.

THE COMPANY'S GAAP VIOLATIONS

        96.   The financial statements and related press releases identified above were materially false and misleading when made by virtue of the Company's admission it needed to restate its financial results during the Class Period.

        97.   The SEC requires that publicly-traded companies present their financia statements in accordance with GAAP. 17 C.F.R. § 210.4-01(a)(l). Financial statements filed with the SEC which are not prepared in accordance with GAAP "will be presumed to be misleading or inaccurate, despite footnote or other disclosures, unless the Commission has otherwise provided." 17 C.F.R. § 210.4-01(a)(l).

        98.   GAAP includes the following principles, among others, which were violated by defendants as described below:

a.	the principle that a conservative approach be taken providing early recognition of unfavorable events and minimizing the amount of income reported. (See Statement

       No. 4 of the Accounting Principles Board ("APB Nos") at 4 par. par. 28, 35, 171);

b.	the principle that the financial information presented should be complete. (See APB No. 4, par. par. 28, 35, 88, 171);

c.	the principle of fair presentation ("presents fairly"). (See APB No. 4, par. par. 109, 138, 189);

d.	the principle of adequacy and fairness of disclosure. (See APB No. 4, par. par. 81, 106, 189, 199);

e.	the principle of materiality concerning information that is significant enough to affect evaluations or decisions. (See APB No. 4, par. par. 25, 128);

f.	the principle that the substance of transactions rather than form should be reflected. (See APB No. 4, par. par. 25, 35, 127);

g.	the principles that informed judgment based on background and knowledge should be applied. (See APB No. 4, par. par. 25, 35, 124, 173, 174);

h.	the principle that items included in the financial statements be reliably corroborated by outside evidence (verifiability). (See APB No. 4, par. par. 23, 35, 90);

i.	the principle that the financial statements contain and disclose relevant, understandable, and timely information for the economic decisions of the user. (See APB No. 4, par. par. 23, 88, 89, 92); and

j.	the principle that the financial statements provide reliable financial information about the enterprise for the economic decisions of the user. (See APB No. 4, par. par. 77, 78, 107, 108).

        99.   Furthermore, on December 3, 1999, the staff of the SEC issued Staff Accounting Bulletin 101 ("SAB 101"), Revenue Recognition in Financial Statements, which reiterated the long-held principles that revenue should not be recognized until earned and that revenue is generally not earned until "delivery has occurred or services have been rendered."

SCIENTER

        100.   As alleged herein, defendants acted with scienter in that defendants knew orrecklessly disregarded that the statements issued or disseminated in the name of the Seitel were materially false and misleading; knew that such statements or documents would be issued or disseminated to the investing public; and knowingly, or recklessly, and substantially participated or acquiesced in the issuance or dissemination of such statements or documents as primary violations of the federal securities laws. As set forth elsewhere herein in detail, defendants, by virtue of their receipt of information reflecting the true facts regarding Seitel their control over, and/or their associations with the Company which made them privy to confidential proprietary information concerning Seitel, participated in the fraudulent scheme alleged herein.

        101.   The Individual Defendants were motivated to orchestrate this accounting fraud in order to earn commissions, which were tied to revenues.

        102.   The Individual Defendants were also motivated to materially misrepresent Seitel's financial results and performance so that they could meet and satisfy the pre-tax profit thresholds established for substantial bonus payments.

        103.   The Individual Defendants were further motivated to artificially inflate the Company's stock price in order for them to sell over $9.78 million of the Company's common stock at artificially high prices, as illustrated in the following table:

	Date	Shares	Price	Proceeds

Valice	03/13/01	25,000	$23.00	$575,000
	05/30/01	500	$19.00	$9,500

Frame	12/20/00	52,280	$17.10	$894,039
	06/18/01	55,000	$16.09	$884,700
	11/30/01	16,000	$11.95	$191,120
	12/03/01	34,000	$11.99	$407,820

Kendrick	12/18/00	20,000	$17.38	$347,600

Pearlman	10/24/00	30,000	$16.88	$506,250
	12/19/00	38,300	$17.42	$667,219
	02/26/01	98,526	$18.88	$1,860,000
	03/13/01	135,074	$21.06	$2,844,000
	05/15/01	30,800	$19.48	$599,951

        104.   During the Class Period, defendants also strived to manage earnings in order to match or exceed consensus analysts' estimates. In doing so, defendants issued the false and misleading financial reports in knowing or reckless disregard of the Company's true financial position.

COUNT I

VIOLATION OF SECTION 10(b) OF THE EXCHANGE ACT AND
RULE l0b-5 OF THE SECURITIES AND EXCHANGE COMMISSION

        105.   Plaintiff repeats and realleges each and every allegation contained in the foregoing paragraphs as if fully set forth herein.

        106.   This Count is asserted against all defendants and is based upon Section 10(b) of the 1934 Act, 15 U.S.C. § 78j(b), and Rule 10b-5 promulgated thereunder.

        107.   During the Class Period, defendants, singly and in concert, directly engaged in a common plan, scheme, and unlawful course of conduct, pursuant to which they knowingly or recklessly engaged in acts, transactions, practices, and courses of business which operated as a fraud and deceit upon plaintiff and the other members of the Class, and made various deceptive and untrue statements of material facts and omitted to state material in order to make the statements made, in light of the circumstances under which they were made, not misleading to plaintiff and the other members of the Class. The purpose and effect of said scheme, plan, and unlawful course of conduct was, among other things, to induce plaintiff and the other members of the Class to purchase Seitel common stock during the Class Period at artificially inflated prices.

        108.   During the Class Period, defendants, pursuant to said scheme, plan, and unlawful course of conduct, knowingly and recklessly issued, caused to be issued, participated in the issuance of, the preparation and issuance of deceptive and materially false and misleading statements to the investing public as particularized above.

        109.   Throughout the Class Period, Seitel acted through the Individual Defendants, whom it portrayed and represented to the financial press and public as its valid representatives.

The willfulness, motive, knowledge, and recklessness of the Individual Defendants are therefore imputed to Seitel, which is primarily liable for the securities law violations of the Individual Defendants while acting in their official capacities as Company representatives, or, in the alternative, which is liable for the acts of the Individual Defendants under the doctrine of respondent superior.

        110.   As a result of the dissemination of the false and misleading statements set forth above, the market price of Seitel common stock was artificially inflated during the Class Period. In ignorance of the false and misleading nature of the statements described above and the deceptive and manipulative devices and contrivances employed by said defendants, plaintiff and the other members of the Class relied, to their detriment, on the integrity of the market price of the stock in purchasing Seitel common stock. Had plaintiff and the other members of the Class known the truth, they would not have purchased said shares or would not have purchased them at the inflated prices that were paid.

        111.   Plaintiff and the other members of the Class have suffered substantial damages as a result of the wrongs herein alleged in an amount to be proved at trial.

        112.   By reason of the foregoing, defendants directly violated Section 10(b) of the Exchange Act and Rule 10b-5 promulgated thereunder in that they: (a) employed devices, schemes, and artifices to defraud; (b) made untrue statements of material facts or omitted to state material facts in order to make the statements made, in light of the circumstances under which they were made, not misleading; or (c) engaged in acts, practices, and a course of business which operated as a fraud and deceit upon plaintiff and the other members of the Class in connection with their purchases of Seitel common stock during the Class Period.

COUNT II

VIOLATION OF SECTION 20(a)
OF THE EXCHANGE ACT

        113.   Plaintiff repeats and realleges each and every allegation contained in each of the foregoing paragraphs as if set forth fully herein.

        114.   The Individual Defendants, by virtue of their positions, stock ownership and/or specific acts described above, were, at the time of the wrongs alleged herein, controlling persons within the meaning of Section 20(a) of the 1934 Act.

        115.   The Individual Defendants had the power and influence and exercised the same to cause Seitel to engage in the illegal conduct and practices complained of herein.

        116.   By reason of the conduct alleged in Count I of the Complaint, the Individual Defendants are liable for the aforesaid wrongful conduct, and are liable to plaintiffs and to the other members of the Class for the substantial damages which they suffered in connection with their purchases of Seitel common stock during the Class Period.

JURY TRIAL DEMANDED

        Plaintiff demands a trial by jury.

        WHEREFORE, plaintiff, on her own behalf and on behalf of the Class, prays for judgment as follows:

        A.   Declaring this action to be a proper class action and certifying plaintiffs as class representatives under Rule 23 of the Federal Rules of Civil Procedure;

        B.   Awarding compensatory damages in favor of plaintiff and the other members of the Class against all defendants, jointly and severally, for the damages sustained as a result of the wrongdoings of defendants, together with interest thereon;

        C.   Awarding plaintiff the fees and expenses incurred in this action, including reasonable allowance of fees for plaintiffs' attorneys, and experts;

        D.   Granting extraordinary equitable and/or injunctive relief as permitted by law, equity and federal and state statutory provisions sued on hereunder, including attaching, impounding, imposing a constructive trust upon or otherwise restricting the proceeds of defendants' trading activities or their other assets so as to assure that plaintiffs have an effective remedy; and

        E.   Granting such other and further relief as the Court may deem just and proper.

Respectfully submitted, CUNNINGHAM, DARLOW, ZOOK & CHAPOTON, L.L.P.
By:	/s/ Richard J. Zook

* Richard J. Zook State Bar No. 22285400 Tom A. Cunningham State Bar No. 05244700 1700 Chase Tower 600 Travis Houston, Texas 77002 Tel: 713/255-5500 Fax: 713/255-5555

* ATTORNEY-IN-CHARGE FOR PLAINTIFF
LAUREN HALE

Of Counsel:

BERMAN DEVALERIO PEASE TABACCO
   BURT & PUCILLO
Jeffrey C. Block
Michael G. Lange
Chauncey D. Steele IV
One Liberty Square
Boston, MA 02109
Tel: 617/542-8300

THE LAW OFFICES OF CHARLES J. PIVEN, PA
Charles J. Piven
The World Trade Center Baltimore
Suite 2525
401 East Pratt Street
Baltimore, MD 21202
Tel: 410/332-0030

PLANTIFF'S CERTIFICATION

        Lauren Hale ("Plaintiff"), declares under penalty of perjury, as to the claims asserted under the federal securities laws, that:

        1.   Plaintiff has reviewed the complaint and authorized its filing.

        2.   Plaintiff did not purchase the security that is the subject of this action at the direction of plaintiff's counsel or in order to participate in this private action.

        3.   Plaintiff is willing to serve as a representative party on behalf of the class, including providing testimony at deposition and trial, if neccessary.

        4.   Plaintiffs transactions in Seitel, Inc. securities during the Class Period are as follows:

(Complete only one trade per line, place any additional trades on the attached sheet)

# of Shares Purchased	# of Shares Sold	Price Per Share	Date of Purchase/Sale
100		11.5	Nov 28, 2001
	100	3.96	May 7, 2002

        5,   During the three years prior to the date of this Certification, Plaintiff has not sought to serve or served as a representative party for a class under the federal securities laws.

        6.   Plaintiff will not accept any payment for serving as a representative party on behalf of the class beyond the Plaintiffs pro rata share of any recovery, except such reasonable costs and expenses (including lost wages) directly relating to the representation of the class as or approved by the court.

        I declare under penalty of perjury that the foregoing is true and correct. Executed this 7 day of, May 2002.

/s/ Lauren Hale

PENGAD-Bayonne,N.J.

PLAINTIFF'S
EXHIBIT
A